Exhibit 99.1

FOR IMMEDIATE RELEASE
July 28, 2009

Department of Energy Denies USEC’s Loan Guarantee Application
-Company begins demobilization of American Centrifuge Plant-

BETHESDA, Md. – USEC Inc. (NYSE:USU) President and Chief Executive Officer John K. Welch issued the following statement today after being advised that the U.S. Department of Energy would not proceed with USEC’s application for a loan guarantee to complete construction of the American Centrifuge Plant in Piketon Ohio:

“We are shocked and disappointed by DOE’s decision. The American Centrifuge met the original intent of the loan guarantee program in that it would have used an innovative, but proven, technology, reduced greenhouse gas emissions and created thousands of immediate jobs across the United States.

“Our application has been pending for a year, and we have addressed any concerns the Department raised. Technically, we operated the American Centrifuge technology in a lead cascade for approximately 235,000 machine hours. Financially, we have invested $1.5 billion dollars in the project and offered $1 billion of additional corporate support. It is unclear how DOE expects to find innovative technologies that assume zero risk, but the American Centrifuge clearly meets the energy security and climate change goals of the Obama administration.

“With DOE’s decision, we are now forced to initiate steps to demobilize the project. We deeply regret the impact this decision will have on all those affected, but as we have stated in the past, a DOE loan guarantee was the path forward to completing financing for the project. Instead of creating thousands of jobs across the country, we are faced with losing them. Instead of reducing our dependence on foreign sources of energy, we are now increasing it. President Obama promised to support the loan guarantee for the American Centrifuge Plant while he campaigned in Ohio. We are disappointed that campaign commitment has not been met.

“Despite this setback, our core existing business remains strong. Our Paducah plant is running at its highest efficiency ever and we finished the second quarter with $78 million of cash on hand. We still believe strongly in the American Centrifuge technology and we still believe it is ready to be deployed. We will continue our American Centrifuge development work in Piketon, Ohio, and Oak Ridge, Tennessee.

“We remain focused on shareholder value and have engaged outside advisors to evaluate our strategic alternatives.”

Background

As America’s only commercial uranium enrichment facility using U.S.-owned and operated centrifuge technology, the American Centrifuge Plant can play an important role in America’s energy security and national security.

The American Centrifuge Plant represents the early commercial use of a new technology that would significantly reduce emissions of air pollutants and greenhouse gases. USEC has invested $1.5 billion in the American Centrifuge project, including hundreds of millions of dollars to help rebuild portions of America’s nuclear industrial manufacturing base. The project had already created over 5,000 new jobs and was expected to create over 8,000 in total as manufacturers added new employees across the United States.

USEC is deploying the American Centrifuge technology to provide the dependable, long-term, U.S.-owned and developed nuclear fuel production capability needed to support the country’s nuclear power plants. The American Centrifuge technology is based on U.S. gas centrifuge technology originally developed by DOE but with significant design, material and manufacturing improvements incorporated by USEC. The Company received a license in April 2007 from the U.S. Nuclear Regulatory Commission to construct and operate the plant and commenced construction shortly thereafter. The plant is designed to produce 3.8 million separative work units (SWU) a year of low enriched uranium fuel for commercial nuclear power plants.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the deployment of the American Centrifuge technology, including our ability to meet targets for performance, cost and schedule and to obtain financing; our success in obtaining a loan guarantee for the American Centrifuge Plant and the impact of delays in financing on project spending, cost and schedule, including the potential for demobilization of the American Centrifuge project; uncertainty regarding the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; our inability under most existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the potential impact of volatile financial market conditions on our pension assets and credit and insurance facilities; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year.  We do not undertake to update our forward-looking statements except as required by law.

Contact:
Media: Elizabeth Stuckle (301) 564-3399
Investors: Steven Wingfield (301) 564-3354